EXHIBIT 3(ii)

AMENDMENT TO BYLAWS OF

OF

BRIDGEWATER PLATFORMS INC.

Effective August 9, 2016, the Bylaws of BRIDGEWATER PLATFORMS INC., a Nevada corporation (the "Company"), are hereby amended as follows:

Section 3.3 of the Bylaws which read as follows is deleted in its entirety:

"3.3 Quorum and Voting. At any meeting of the Board of Directors, the presence in person (including by electronic means such as a telephone conference call) of a majority of the number of directors presently in office shall constitute a quorum for the transaction of business. Notwithstanding the foregoing, in no case shall a quorum be less than one-third of the authorized number of directors. If a quorum is present at the time of a vote, the affirmative vote of a majority of the directors present at the time of the vote shall be the act of the Board of Directors and of the Corporation except as may be otherwise specifically provided by the Articles of Incorporation, by these Bylaws, or by law. Each director shall have one vote. A director who is present at a meeting of the Board of Directors when action is taken is deemed to have assented to the action taken unless: (a) the director objects at the beginning of the meeting, or promptly upon his or her arrival, to holding it or to transacting business at the meeting; (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken."

Effective August 9, 2016, the following Section 3.3 is added to the Bylaws of the Company to replace the previous Section 3.3 in its entirety:

"3.3 Quorum and Voting.

3.3.1 At any meeting of the Board of Directors, the presence in person (including by electronic means such as a telephone conference call) of a majority of the number of directors presently in office shall constitute a quorum for the transaction of business. Notwithstanding the foregoing, in no case shall a quorum be less than one-third of the authorized number of directors. If a quorum is present at the time of a vote, the affirmative vote of a majority of the directors present at the time of the vote shall be the act of the Board of Directors and of the Corporation except as may be otherwise specifically provided by the Articles of Incorporation, by these Bylaws, or by law. Each director shall have one vote. A director who is present at a meeting of the Board of Directors when action is taken is deemed to have assented to the action taken unless: (a) the director objects at the beginning of the meeting, or promptly upon his or her arrival, to holding it or to transacting business at the meeting; (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

3.3.2 Notwithstanding any other provision of these Bylaws to the contrary, the unanimous affirmative vote of the Board shall be required to (i) approve of issuances of shares of the Company, (ii) approve the consideration to be paid for the issuance of shares of the Company, and (iii) amend this Section 3.3.2, except for amendments by the shareholders as provided for in these Bylaws."